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                                 EXHIBIT 99.8

                  Stock Option Agreement - James M. Sweeney






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                          CORAM HEALTHCARE CORPORATION
                             STOCK OPTION AGREEMENT
                              FOR JAMES M. SWEENEY


   STOCK OPTION AGREEMENT made this 28th day of July 1994 by and between Coram Healthcare Corporation, a Delaware corporation (the "Corporation"), and James
M. Sweeney ("Optionee").

                                  WITNESSETH:

RECITALS

   A. The Corporation's Board of Directors (the "Board") has adopted, and the stockholders have approved, the Corporation's 1994 Stock Option/Stock Issuance Plan (the "Plan") for the purpose of attracting and retaining the services of key employees (including officers and directors), non-employee Board members and consultants and other independent advisors.

   B. Optionee is an individual who is to render valuable services to the Corporation or one or more parent or subsidiary corporations, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock").

   NOW, THEREFORE, it is hereby agreed as follows:

   1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of July 28, 1994 (the "Grant Date"), a Non-Statutory Stock Option to purchase up to 3,000,000 shares of Common Stock (the "Option Shares"). Such Option Shares shall be purchasable from time to time during the option term at an exercise price of Eleven Dollars ($11.00) per share (the "Exercise Price").

   2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall expire at the close of business on July 27, 2004 (the "Expiration Date"), unless sooner terminated under Paragraph 5 or 8.

   3. LIMITED TRANSFERABILITY. This option, together with the special stock appreciation right provided under Paragraph 8.b, shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee.





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   4.  EXERCISABILITY/VESTING SCHEDULE.  The Option shall be immediately exercisable for all the Option Shares. However, the Option Shares shall be unvested and subject to repurchase by the Corporation, at the Exercise Price paid per share, upon Optionee's cessation of Service prior to vesting in the Option Shares. Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall lapse with respect to, (i) twenty-five percent (25%) of the Option Shares upon Optionee's continuation in Service through July 7, 1995 and (ii) the balance of the Option Shares in equal successive monthly installments upon Optionee's completion of each of the next thirty-six (36) months of Service thereafter. In no event shall any additional Option Shares vest following Optionee's cessation of Service.

   5. CESSATION OF SERVICE. Should Optionee's Service cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

     a. Upon Optionee's cessation of Service for any reason other than death or permanent disability, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares in which Optionee is not otherwise at that time vested in accordance with the normal vesting provisions set forth in Paragraph 4 or the special vesting acceleration provisions of Paragraph 7 or 8.

     b. Should Optionee cease Service for any reason other than death or permanent disability while holding this option, then the period for exercising this option shall be reduced to a six (6)-month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may not be exercised for more than the number of Option Shares (if any) in which Optionee is vested at the time of such cessation of Service. Upon the earlier of (i) the expiration of such six
(6)-month period or (ii) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any vested Option Shares for which the option has not been exercised.

     c. Should Optionee die during the six (6)-month period following his cessation of Service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares in which Optionee is vested at the time of Optionee's cessation of Service (less any Option Shares purchased by Optionee after such cessation of Service but prior to death). Such right of exercise shall terminate, and this option shall accordingly cease to be exercisable for such vested Option Shares, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (ii) the specified Expiration Date.





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     d.  Should Optionee die or become permanently disabled at any time during the option term, and cease by reason thereof to remain in Service, then all the Option Shares subject to this option at the time of such cessation of Service shall immediately vest, and Optionee (or the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution) shall have the right to exercise this option for any or all of those vested Option Shares. Such right of exercise shall terminate, and this option shall accordingly cease to be outstanding with respect to the Option Shares, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date on which Optionee dies or becomes permanently disabled or (ii) the specified Expiration Date.

     e. During the limited period of post-Service exercisability applicable pursuant to Paragraphs 5.b and 5.d, this option may not be exercised in the aggregate for more than the number of Option Shares (if any) in which Optionee is, at the time of Optionee's cessation of Service, vested in accordance with either the normal vesting provisions specified in Paragraph 4 or special vesting acceleration provisions of Paragraph 5.d, 7 or 8.

     f. In the event of a Corporate Transaction (as defined in Paragraph 7) or Change in Control (as defined in Paragraph 8), the provisions of Paragraph 7 and 8.a shall govern the period for which this option shall remain exercisable following Optionee's subsequent cessation of Service and shall supersede any provisions to the contrary in this Paragraph 5.

     g. For purposes of this Agreement, the following definitions shall be in effect:

     - Optionee shall be deemed to remain in SERVICE for so long as such individual performs services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor.

     - Optionee shall be considered to be an EMPLOYEE for so long as such individual performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

     - Optionee shall be deemed to be PERMANENTLY DISABLED and to have incurred a PERMANENT DISABILITY if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable





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  physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

     - A corporation shall be considered to be a SUBSIDIARY of the Corporation if it is a member of an unbroken chain of corporations which begins with the Corporation, provided each such corporation in the unbroken chain (other than the last corporation) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     - A corporation shall be considered to be a PARENT of the Corporation if it is a member of an unbroken chain of corporations ending with the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   6.  ADJUSTMENT IN OPTION SHARES.

     a. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise Price shall remain the same.

     b. Upon the assumption of this option in connection with any Corporate Transaction under Paragraph 7, this option shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, provided the aggregate Exercise Price payable hereunder shall remain the same.

   7. CORPORATE TRANSACTION. In the event of any of the following stockholder-approved transactions to which the Corporation is a party (a "Corporate Transaction"):

    (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,





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   (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (including the capital stock of the Corporation's subsidiary corporations) in complete liquidation or dissolution of the Corporation, or

  (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, all Option Shares at the time subject to this option but not otherwise vested shall automatically vest and the Corporation's repurchase right shall terminate so that this option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. The option as accelerated shall be assumed by the successor corporation in the Corporate Transaction and shall remain exercisable for such fully vested Option Shares, whether or not Optionee continues in Service, until the earlier of (i) the specified Expiration Date or (ii) the surrender of this option under Paragraph 8.b.

   8.  CHANGE IN CONTROL/HOSTILE TAKEOVER.

     a. All Option Shares subject to this option at the time of a Change in Control (as defined below) but not otherwise vested shall automatically vest and the Corporation's repurchase right shall terminate so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. This option shall remain exercisable for such fully vested Option Shares, whether or not Optionee continues in Service, until the earlier of (i) the specified Expiration Date or (ii) the surrender of this option under Paragraph 8.b.

     b. Provided this option has been outstanding for at least six (6) months prior to the occurrence of a Hostile Take-Over (as defined below), Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of such Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the Option Shares at the time subject to the surrendered option (whether or not those Option Shares are at the time vested) over (ii) the aggregate Exercise Price payable for such shares.

   To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the





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option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. In the event this option is surrendered for only a portion of the Option Shares at the time subject thereto, the Corporation shall issue a new stock option agreement (substantially in the form of this Agreement) for the balance of the Option Shares for which this option is not surrendered.

   This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

     c. Definitions: For purposes of this Agreement, the following definitions shall be in effect:

       A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

     (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 (the "1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

     (ii) a change in the composition of the Board over a period of thirty-six
  (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.





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     A HOSTILE TAKE-OVER shall be deemed to occur in the event of a change in ownership of the Corporation effected through the following transaction:

     (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and

     (ii) more than fifty percent (50%) of the acquired securities are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

     The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over, as determined in accordance with the valuation provisions of Paragraph 9.b, or
  (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over.

   9.  MANNER OF EXERCISING OPTION.

     a. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

    (i) To the extent the option is exercised for vested Option Shares, the Secretary of the Corporation shall be provided with written notice of the option exercise (the "Exercise Notice"), in substantially the form of Exhibit I attached hereto, in which there is specified the number of vested Option Shares which are to be purchased under the exercised option. To the extent the option is exercised for one or more unvested Option Shares, Optionee (or other person exercising the option) shall deliver to the Secretary of the Corporation a stock issuance agreement (in form and substance satisfactory to the Corporation) which grants the Corporation the right to repurchase, at the Exercise Price, any and all unvested Option Shares held by Optionee at the time of his cessation of Service and which precludes the sale,





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   transfer or other disposition of any purchased Option Shares while subject to such repurchase right (the "Issuance Agreement").

   (ii) The aggregate Exercise Price for the purchased shares shall be paid in one of the following alternative forms:

         (A) full payment in cash or check made payable to the Corporation's order;

         (B) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such terms are defined below);

         (C) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order; or

         (D) to the extent the option is exercised for vested Option Shares, full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions to (1) a Corporation-designated brokerage firm to effect the immediate sale of the vested shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares and (2) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

   (iii) Appropriate documentation evidencing the right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than Optionee.

     b. For purposes of Paragraph 9.a and for all other valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share on the date in question on the New York Stock Exchange, as such price is reported on the composite tape of transactions on such exchange. If there is no reported closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.





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     c.  The Exercise Date shall be the date on which the Exercise Notice is delivered to the Secretary of the Corporation, together with the appropriate Issuance Agreement for any unvested shares acquired under the option. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the Exercise Price for the purchased shares must accompany such notice.

       d. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing the Corporation's repurchase rights and may be held in escrow with the Corporation until such shares vest.

     e.  In no event may this option be exercised for any fractional shares.

   10. STOCKHOLDER RIGHTS. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

   11. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

   12. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Common Stock may be listed at the time of such exercise and issuance.

   13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the Corporation's successors and assigns.

   14. DISCHARGE OF LIABILITY. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the





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Common Stock as to which such approval shall not have been obtained.  However, the Corporation shall use its best efforts to obtain all such applicable approvals.

   15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 1125 17th Street, Suite 1500, Denver, Colorado 80202. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on this Agreement. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

   16. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

   17. NO EMPLOYMENT/SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in the Service of the Corporation (or any parent or subsidiary employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any such parent or subsidiary) or Optionee, which rights are hereby expressly reserved by each party, to terminate Optionee's Service at any time for any reason whatsoever, with or without cause.

   18. PLAN SUMMARY AND PROSPECTUS. Optionee hereby acknowledges receipt of a copy of the official Plan Summary and Prospectus attached hereto as Exhibit
II. A copy of the Plan is also available upon request made to the Corporate Secretary at the Corporation's principal offices at 1125 17th Street, Suite 1500, Denver, Colorado 80202.





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   IN WITNESS WHEREOF, CORAM HEALTHCARE CORPORATION  has caused this Stock
Option Agreement to be executed on its behalf by its duly-authorized officer, and James M. Sweeney has executed this Stock Option Agreement, all as of the date first written above.


                                     CORAM HEALTHCARE CORPORATION

                                     By:  ___________________________________

                                     Title:  ________________________________



                                     ________________________________________
                                                JAMES M. SWEENEY

                                     Address:  ______________________________

                                     ________________________________________

ATTACHMENTS:
Exhibit I:    Notice of Exercise
Exhibit II:   Plan Summary and Prospectus





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                                   EXHIBIT I

                             NOTICE OF EXERCISE OF
                                  STOCK OPTION


   I hereby notify Coram Healthcare Corporation (the "Corporation") that I elect to purchase ____________________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of Eleven Dollars ($11.00) per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's 1994 Stock Option/Stock Issuance Plan on July 28, 1994 to purchase up to 3,000,000 shares of the Corporation's Common Stock.

     Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.


__________________, 199__
Date

                                     __________________________________________
                                     Optionee

                                     Address:  ________________________________

                                     __________________________________________
Print name in exact manner
it is to appear on the
stock certificate:
                                     __________________________________________

Address to which certificate
is to be sent, if different
from address above:
                                     __________________________________________

                                     __________________________________________

Social Security Number:
                                     __________________________________________





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                                   EXHIBIT II

                          PLAN SUMMARY AND PROSPECTUS





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